Exhibit 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT
THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is dated as of February 12, 2016 (the “Effective Date”) and amends the Rights Agreement, dated as of November 9, 2007 (the “Rights Agreement”), between Masimo Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein have the respective meanings given to such terms in the Rights Agreement.
RECITALS
WHEREAS, Section 27 of the Rights Agreement provides that, prior to the time that any Person becomes an Acquiring Person, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights; and
WHEREAS, the Company has directed the Rights Agent to join in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:
1.Amendment of the Rights Agreement. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows (deleted text is shown as a ~~strikethrough~~ and additional text is show double underlined):
(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on ~~November 8, 2017~~ February 16, 2016 (the “Final Expiration Date”), (ii) the time at which the right to exercise the Rights terminates as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which the right to exercise such Rights terminates as provided in Section 24 hereof.
2.Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all conforming changes (which, for the avoidance of doubt, shall include replacing each reference to “November 8, 2017” with “February 16, 2016”).
3.Effect of Amendment. This Amendment shall become effective on the Effective Date. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.
4.Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile, .pdf or similar means of electronic transmission) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. No party hereto may raise the use of electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.
5.Descriptive Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.
6.Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
7.Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.
8.Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the day and year first written above.

MASIMO CORPORATION

By:	/s/ MARK P. DE RAAD
Name:	Mark P. de Raad
Title:	Executive Vice President & Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ DENNIS V. MOCCIA
Name:	Dennis V. Moccia
Title:	Manager, Contracts Administration

[Signature Page to Amendment No. 1 to Rights Agreement]